Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Brand Engagement Network Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)(2)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457	(o)			$5,000,000		0.00015310	$765.50
Fees to Be Paid	Equity	Common Warrants	Other	(3)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Common Warrants	457	(o)			$5,000,000		0.00015310	$765.50
Fees to Be Paid	Equity	Pre-Funded Warrants (4)	Other	(3)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Pre-Funded Warrants (4)	457	(o)
Fees to Be Paid	Equity	Placement Agent Warrants (5)	457	(g)
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, underlying Placement Agent Warrants	457	(o)			$406,250	(6)	0.00015310	$62.20
	Total Offering Amounts						$10,406,250			$1,593.20
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fees Due									$1,593.20

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(3)	Pursuant to Rule 457(i) promulgated under the Securities Act and the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the entire registration fee with respect the Common Warrants and the Pre-Funded Warrants has been allocated to the Common Stock underlying the Common Warrants and the Pre-Funded Warrants, respectively, and no separate fee is payable for such Common Warrants or Pre-Funded Warrants.
(4)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and Pre-Funded Warrants (including the common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $5,000,000.
(5)	We have agreed to issue to the placement agent or its designees as compensation in connection with the offering, the placement agent warrants (the “Placement Agent Warrants”) to purchase shares of common stock equal to 6.5% of the shares of common stock issued in the offering (including the Pre-Funded Warrants issued in the offering). The Placement Agent Warrants are exercisable at a per share exercise price equal to 125% of the combined public offering price per share of common stock and accompanying Common Warrant offered hereby.
(6)	We have calculated the proposed maximum aggregate offering price of the shares of common stock underlying the Placement Agent Warrants by assuming that such Placement Agent Warrants are exercisable at a price per share equal to 125% of the combined public offering price per share of common stock and accompanying Common Warrant.